Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Reports First-Quarter Loss of $535 Million, Including Effect of U.S. Tax Reform Legislation; Adjusted Net Income Totals $430 Million

•                  Results include U.S. tax reform-related charges of $965 million.

•                  Markets for agricultural and construction equipment show further strength.

•                  Net income forecast to be about $2.1 billion for year on 29% sales gain; adjusted earnings expected to be about $2.85 billion.

MOLINE, Illinois (February 16, 2018) — Deere & Company reported a net loss of $535.1 million for the first quarter ended January 28, 2018, or $1.66 per share, compared with net income of $199.0 million, or $0.62 per share, for the quarter ended January 29, 2017.

Affecting first-quarter 2018 results were charges to the provision for income taxes due to the enactment of U.S. tax reform legislation on December 22, 2017 (tax reform). The provisional income tax expense includes a write-down of net deferred tax assets of $715.6 million, reflecting a reduction in the U.S. corporate tax rate from 35 percent to 21 percent beginning on the enactment date, as well as the cost of a mandatory deemed repatriation of previously untaxed non-U.S. earnings of $261.6 million, partially offset by a favorable reduction in the annual effective tax rate and other adjustments of $12.1 million. Without these adjustments, first-quarter net income would have been $430.0 million, or $1.31 per share. (Information on non-GAAP financial measures is included in the appendix.)

Worldwide net sales and revenues for the first quarter increased 23 percent, to $6.913 billion, compared with $5.625 billion for the same period last year. Net sales of the equipment operations were $5.974 billion for the quarter compared with $4.698 billion a year ago.

“Deere has continued to experience strong increases in demand for its products as conditions in key markets show further improvement,” said Samuel R. Allen, chairman and chief executive officer. “Sales gains for the quarter, however, were moderated by bottlenecks in the supply chain and logistical delays in shipping products to our dealers. In line with strengthening conditions, we have raised our sales and adjusted-earnings forecasts for 2018 and have confidence we will be able to fulfill the needs of our customers over the course of the year.”

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Summary of Operations

Net sales of the worldwide equipment operations increased 27 percent for the quarter. Deere’s completion of the acquisition of the Wirtgen Group (Wirtgen) in December 2017 added 5 percent to net sales for the quarter. Sales also included a favorable currency-translation effect of 3 percent. Equipment net sales in the United States and Canada increased 24 percent, with Wirtgen adding 1 percent. Outside the U.S. and Canada, net sales increased 33 percent, with Wirtgen adding 12 percent, and a favorable currency-translation effect of 5 percent.

Deere’s equipment operations reported operating profit of $419 million for the quarter, compared with $255 million for the period in 2017. Results for the quarter included an operating loss for Wirtgen of $92 million, attributable to the unfavorable effects of purchase accounting and acquisition costs. Excluding the Wirtgen loss, the improvement was primarily driven by higher shipment volumes and lower warranty costs, partially offset by higher production costs. In addition, the prior period included a gain on the sale of SiteOne Landscapes Supply, Inc. (SiteOne), and incurred expenses associated with a voluntary employee-separation program.

The company’s equipment operations reported a net loss of $964 million for the first quarter, compared with net income of $85 million for the same period last year. In addition to the operating factors mentioned above, the quarter was unfavorably affected by a provisional income tax expense and adjustments of $1.243 billion related to tax reform.

Financial services reported net income attributable to Deere & Company of $425.3 million for the quarter compared with $114.4 million for the same period last year. The increase was largely attributable to a provisional income tax benefit of $278.1 million related to tax reform. Additionally, quarterly results benefited from a higher average portfolio and lower losses on lease residual values. Last year’s results included expenses associated with a voluntary employee-separation program.

Company Outlook & Summary

Company equipment sales are projected to increase by about 29 percent for fiscal 2018 and by 30 to 40 percent for the second quarter compared with the same periods of 2017. Of these amounts, Wirtgen is expected to add about 12 percent to Deere’s net sales for the full year and about 16 percent for the second quarter. Also included in the forecast is a positive foreign-currency translation effect of about 3 percent for the year and about 4 percent for the second quarter. Net sales and revenues are projected to increase by about 25 percent for fiscal 2018. Net income attributable to Deere & Company is forecast to be about $2.1 billion. The net income outlook includes an unfavorable impact of tax reform estimated at $750 million, representing the net impact of the tax provision recorded at the enactment date of tax reform, partially offset by a lower effective tax rate over the remainder of the year. As a result, adjusted net income without the impact of the tax-reform adjustments is expected to be about $2.85 billion for the year. (Information on non-GAAP financial measures is included in the appendix.)

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“Although net income for the quarter and full year are being affected by the upfront costs of U.S. tax reform legislation, we believe the changes will reduce the company’s overall tax rate and be beneficial in the future,” said Allen.  “At the same time, Deere is in good position to capitalize on the strengthening conditions we see in the world’s agricultural and construction equipment markets. This underscores our success developing a more durable business model while making steady investments in new products, businesses, markets and technologies. As a result of these steps, Deere has become more profitable across the business cycle than in the past. We remain confident in the company’s present direction and believe Deere is on track to continue delivering significant value to customers and investors in the future.”

Equipment Division Performance

Agriculture & Turf. Sales increased 18 percent for the quarter due to higher shipment volumes and the favorable effects of currency translation.

Operating profit was $387 million compared with $218 million last year. The quarter’s improvement was driven mainly by higher shipment volumes and lower warranty costs, partially offset by higher production costs. The prior period benefited from a gain on the SiteOne sale and was affected by voluntary employee-separation expenses.

Construction & Forestry. Construction and forestry sales increased 57 percent for the quarter, with Wirtgen adding 23 percent. Additionally, net sales increased due to higher shipment volumes and the favorable effects of currency translation.

The division reported operating profit of $32 million for the quarter compared with $37 million for the period in 2017. Lower results were attributable to an operating loss for Wirtgen of $92 million related to the effects of purchase accounting and acquisition costs. Excluding Wirtgen, the improvement for the quarter was primarily driven by higher shipment volumes, partially offset by higher production costs. Results last year also included voluntary employee-separation costs.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to increase by about 15 percent for fiscal-year 2018, including a positive currency-translation effect of about 3 percent. Industry sales for agricultural equipment in the U.S. and Canada are forecast to be up about 10 percent for 2018, led by higher demand for large equipment. Full-year industry sales in the EU28 member nations are forecast to be up about 5 percent due to improving conditions in the dairy and livestock sectors. South American industry sales of tractors and combines are projected to be flat to up 5 percent as a result of continued positive conditions, particularly in Argentina. Asian sales are forecast to be in line with last year. Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat to up 5 percent for 2018. Deere’s turf sales are expected to outperform the industry owing to the success of new products.

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Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are anticipated to be up about 80 percent for 2018, including a positive currency-translation effect of about 2 percent. Wirtgen is expected to add about 56 percent to the division’s sales for the year. The outlook reflects continued improvement in demand driven by higher housing starts in the U.S., increased activity in the oil and gas sector, and economic growth worldwide. In forestry, global industry sales are expected to be up about 5 percent mainly as a result of improved demand throughout the world, led by North America.

Financial Services. Fiscal-year 2018 net income attributable to Deere & Company for the financial services operations is expected to be approximately $840 million, which includes about $320 million of favorable changes associated with tax reform. Additionally, results are expected to benefit from a higher average portfolio and lower losses on lease residual values, partially offset by increased selling, administrative and general expenses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to JDCC was $399.4 million for the quarter compared with $74.2 million for the same period in 2017. Results for the quarter benefited from a favorable provision for income taxes associated with tax reform, a higher average portfolio and lower losses on lease residual values. The prior period included employee-separation expenses.

Net receivables and leases financed by JDCC were $32.449 billion at January 28, 2018, compared with $30.643 billion at January 29, 2017.

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APPENDIX

DEERE & COMPANY

SUPPLEMENTAL STATEMENT OF CONSOLIDATED INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in conformity with accounting principles generally accepted in the United States (GAAP), the company also discusses non-GAAP measures that exclude adjustments related to U.S. tax reform legislation. Net income (loss) attributable to Deere & Company and diluted earnings per share measures that exclude this item is not in accordance with, nor is it a substitute for, GAAP measures. The company believes that discussion of results excluding this item provides a useful analysis of ongoing operating trends.

The table below provides a reconciliation of the non-GAAP financial measure with the most directly comparable GAAP financial measure for the three months ended January 28, 2018, and the outlook for the twelve months ended October 28, 2018.

	Three Months Ended January 28, 2018
	Net Income (Loss) Attributable to Deere & Company	Diluted Earnings Per Share

GAAP measure	$(535.1)	$(1.66)

U.S. tax reform legislation	965.1	2.97

Non-GAAP measure	$430.0	$1.31

	Twelve Months Ended October 28, 2018
	Net Income Attributable to Deere & Company

GAAP measure	$2,100.0

U.S. tax reform legislation	750.0

Non-GAAP measure	$2,850.0

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Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in environmental regulations and their impact on farming practices; changes in and effects of crop insurance programs, global trade agreements (including the North American Free Trade Agreement and the Trans-Pacific Partnership), animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, labor supply, consumer borrowing patterns, consumer purchasing preferences, housing starts and supply, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates and the levels of public and non-residential construction are important to sales and results of the company’s construction and forestry equipment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and

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funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The anticipated withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere. The economic conditions and outlook could be further adversely affected by (i) the uncertainty concerning the timing and terms of the exit, (ii) new or modified trading arrangements between the United Kingdom and other countries, (iii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iv) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in, uncertainty surrounding and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor and immigration regulations; changes to accounting standards; changes in tax rates, estimates, laws and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the loss of or challenges to intellectual property rights whether through theft, infringement, counterfeiting or otherwise; the availability and prices of strategically sourced materials, components and whole goods; delays or

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disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers or the company to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment, anti-corruption, privacy and data protection and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment and resulting impacts on lease residual values; labor relations and contracts; changes in the ability to attract, train and retain qualified personnel; acquisitions and divestitures of businesses; greater than anticipated transaction costs; the integration of new businesses; the failure or delay in closing or realizing anticipated benefits of acquisitions, joint ventures or divestitures; the implementation of organizational changes; the failure to realize anticipated savings or benefits of cost reduction, productivity, or efficiency efforts; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches, cybersecurity attacks, technology failures and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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First Quarter 2018 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended
	January 28	January 29%
	2018	2017	Change
Net sales and revenues:
Agriculture and turf	$4,243	$3,598	+18
Construction and forestry	1,731	1,100	+57
Total net sales	5,974	4,698	+27
Financial services	776	696	+11
Other revenues	163	231	-29
Total net sales and revenues	$6,913	$5,625	+23

Operating profit: *
Agriculture and turf	$387	$218	+78
Construction and forestry	32	37	-14
Financial services	217	167	+30
Total operating profit	636	422	+51
Reconciling items **	(113)	(94)	+20
Income taxes	(1,058)	(129)	+720
Net income (loss) attributable to Deere & Company	$(535)	$199

*

Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**

Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, pension and postretirement benefit costs excluding the service cost component, and net income attributable to noncontrolling interests.

13

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended January 28, 2018 and January 29, 2017

(In millions of dollars and shares except per share amounts) Unaudited

	2018	2017
Net Sales and Revenues
Net sales	$5,973.9	$4,697.8
Finance and interest income	722.9	655.5
Other income	216.7	271.9
Total	6,913.5	5,625.2

Costs and Expenses
Cost of sales	4,704.5	3,781.5
Research and development expenses	356.8	312.1
Selling, administrative and general expenses	705.0	667.3
Interest expense	286.3	208.1
Other operating expenses	343.0	328.2
Total	6,395.6	5,297.2

Income of Consolidated Group before Income Taxes	517.9	328.0
Provision for income taxes	1,057.5	129.2
Income (Loss) of Consolidated Group	(539.6)	198.8
Equity in income (loss) of unconsolidated affiliates	4.9	(.4)
Net Income (Loss)	(534.7)	198.4
Less: Net income (loss) attributable to noncontrolling interests	.4	(.6)
Net Income (Loss) Attributable to Deere & Company	$(535.1)	$199.0

Per Share Data
Basic	$(1.66)	$.63
Diluted	$(1.66)	$.62

Average Shares Outstanding
Basic	322.8	316.7
Diluted	322.8	319.7

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	January 28	October 29	January 29
	2018	2017	2017
Assets
Cash and cash equivalents	$3,915.1	$9,334.9	$3,890.0
Marketable securities	462.3	451.6	445.5
Receivables from unconsolidated affiliates	33.7	35.9	28.9
Trade accounts and notes receivable - net	4,684.6	3,924.9	3,236.3
Financing receivables - net	23,855.1	25,104.1	23,030.9
Financing receivables securitized - net	4,474.0	4,158.8	4,250.4
Other receivables	1,036.1	1,200.0	882.3
Equipment on operating leases - net	6,619.8	6,593.7	5,825.3
Inventories	6,614.2	3,904.1	3,959.6
Property and equipment - net	5,781.2	5,067.7	5,030.4
Investments in unconsolidated affiliates	194.0	182.5	220.9
Goodwill	3,111.8	1,033.3	809.2
Other intangible assets - net	1,659.5	218.0	95.5
Retirement benefits	580.3	538.2	133.7
Deferred income taxes	1,876.2	2,415.0	2,957.5
Other assets	1,679.6	1,623.6	1,499.8
Total Assets	$66,577.5	$65,786.3	$56,296.2

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$9,743.5	$10,035.3	$7,441.6
Short-term securitization borrowings	4,428.3	4,118.7	4,220.2
Payables to unconsolidated affiliates	118.0	121.9	94.7
Accounts payable and accrued expenses	8,489.7	8,417.0	6,334.5
Deferred income taxes	590.2	209.7	168.9
Long-term borrowings	26,421.8	25,891.3	22,916.6
Retirement benefits and other liabilities	7,507.1	7,417.9	8,270.4
Total liabilities	57,298.6	56,211.8	49,446.9

Redeemable noncontrolling interest	14.0	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	9,252.6	9,557.3	6,825.1
Noncontrolling interests	12.3	3.2	10.2
Total stockholders’ equity	9,264.9	9,560.5	6,835.3
Total Liabilities and Stockholders’ Equity	$66,577.5	$65,786.3	$56,296.2

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Three Months Ended January 28, 2018 and January 29, 2017

(In millions of dollars) Unaudited
	2018	2017
Cash Flows from Operating Activities
Net income (loss)	$(534.7)	$198.4
Adjustments to reconcile net income to net cash used for operating activities:
Provision for credit losses	2.5	6.5
Provision for depreciation and amortization	463.2	415.7
Share-based compensation expense	16.7	18.2
Undistributed earnings of unconsolidated affiliates	(6.6)	(1.0)
Provision for deferred income taxes	479.7	11.9
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(34.9)	61.9
Inventories	(1,238.8)	(743.1)
Accounts payable and accrued expenses	(915.1)	(717.7)
Accrued income taxes payable/receivable	425.1	10.1
Retirement benefits	65.6	46.5
Other	(19.5)	(44.1)
Net cash used for operating activities	(1,296.8)	(736.7)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	5,226.1	4,814.8
Proceeds from maturities and sales of marketable securities	13.1	23.7
Proceeds from sales of equipment on operating leases	339.6	368.2
Proceeds from sales of businesses and unconsolidated affiliates, net of cash sold	49.7	113.9
Cost of receivables acquired (excluding receivables related to sales)	(4,006.6)	(3,644.6)
Acquisitions of businesses, net of cash acquired	(5,129.7)
Purchases of marketable securities	(24.3)	(21.7)
Purchases of property and equipment	(176.3)	(155.2)
Cost of equipment on operating leases acquired	(365.7)	(382.6)
Other	(16.2)	(12.1)
Net cash provided by (used for) investing activities	(4,090.3)	1,104.4

Cash Flows from Financing Activities
Decrease in total short-term borrowings	(535.5)	(1,064.9)
Proceeds from long-term borrowings	2,262.1	1,295.8
Payments of long-term borrowings	(1,871.2)	(1,048.9)
Proceeds from issuance of common stock	143.0	263.3
Repurchases of common stock	(9.7)	(6.2)
Dividends paid	(193.0)	(188.9)
Other	(26.7)	(24.4)
Net cash used for financing activities	(231.0)	(774.2)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	198.3	(39.3)

Net Decrease in Cash and Cash Equivalents	(5,419.8)	(445.8)
Cash and Cash Equivalents at Beginning of Period	9,334.9	4,335.8
Cash and Cash Equivalents at End of Period	$3,915.1	$3,890.0

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)         On December 1, 2017, the Company acquired the stock and certain assets of substantially all of Wirtgen Group Holding GmbH’s (Wirtgen) operations. The total cash purchase price, net of cash acquired of $197 million, was $5,130 million, a portion of which is held in escrow to secure certain indemnity obligations of Wirtgen. In addition to the cash purchase price, the Company assumed $1,724 million in liabilities, which represented substantially all of Wirtgen’s liabilities. The preliminary fair values assigned to the assets and liabilities of the acquired entity in millions of dollars, which is based on information as of the acquisition date and available at January 28, 2018 follows:

Trade accounts and notes receivable	$463
Financing receivables	36
Financing receivables securitized	126
Other receivables	100
Inventories	1,568
Property and equipment	755
Goodwill	2,062
Other intangible assets	1,453
Deferred income taxes	79
Other assets	221
Total assets	$6,863

Short-term borrowings	$257
Short-term securitization borrowings	127
Accounts payable and accrued expenses	729
Deferred income taxes	504
Long-term borrowings	79
Retirement benefits and other liabilities	28
Total liabilities	$1,724

Noncontrolling interests	$9

The Company continues to review the fair value of the assets and liabilities acquired, which may be updated during the measurement period.

Wirtgen’s results were included in the Company’s consolidated financial statements beginning on the acquisition date. The results are incorporated with the Company’s results using a 30-day lag period and are included in the construction and forestry segment. The net sales and revenues and loss before income taxes, which includes interest expense not included in operating profit, included in the Company’s statement of consolidated income in the first quarter of 2018 are $255 million and $98 million, respectively.

(2)         On December 22, 2017, the U.S. government enacted new tax legislation (Tax Act). As a result of the provisions in the Tax Act, the Company recorded a provisional income tax expense of $965 million in the first quarter of fiscal year 2018. The provisional income tax expense was a charge of $1,243 million for the Equipment Operations and a benefit of $278 million for Financial Services. The discrete expense primarily related to a remeasurement of the Company’s net deferred tax assets to the new corporate income tax rate of $715 million and a one-time, deemed earnings repatriation tax of $262 million. The discrete tax expense was partially offset by a net benefit of $12 million, primarily related to the lower income tax rate on current year income. The Company continues to analyze the provisions of the Tax Act, the information necessary to refine the estimate calculations, and evaluate potential Company actions. As a result, the first quarter provisional income tax expense may change.

(3)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended
	January 28	January 29
	2018	2017

Dividends declared	$.60	$.60
Dividends paid	$.60	$.60

(4)         The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(5)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(6) SUPPLEMENTAL CONSOLIDATING DATA

STATEMENT OF INCOME

For the Three Months Ended January 28, 2018 and January 29, 2017

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2018	2017	2018	2017
Net Sales and Revenues
Net sales	$5,973.9	$4,697.8
Finance and interest income	11.5	21.3	$777.0	$687.3
Other income	196.5	258.1	62.7	58.3
Total	6,181.9	4,977.2	839.7	745.6

Costs and Expenses
Cost of sales	4,705.0	3,781.9
Research and development expenses	356.8	312.1
Selling, administrative and general expenses	590.5	545.4	116.2	123.3
Interest expense	96.0	66.7	194.1	148.8
Interest compensation to Financial Services	61.7	45.7
Other operating expenses	72.2	65.6	311.2	305.3
Total	5,882.2	4,817.4	621.5	577.4

Income of Consolidated Group before Income Taxes	299.7	159.8	218.2	168.2
Provision (credit) for income taxes	1,263.8	74.9	(206.3)	54.3
Income (Loss) of Consolidated Group	(964.1)	84.9	424.5	113.9

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	425.3	114.4	.8	.5
Other	4.1	(.9)
Total	429.4	113.5	.8	.5
Net Income (Loss)	(534.7)	198.4	425.3	114.4
Less: Net income (loss) attributable to noncontrolling interests	.4	(.6)
Net Income (Loss) Attributable to Deere & Company	$(535.1)	$199.0	$425.3	$114.4

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	January 28	October 29	January 29	January 28	October 29	January 29
	2018	2017	2017	2018	2017	2017
Assets
Cash and cash equivalents	$2,617.1	$8,168.4	$2,667.9	$1,298.0	$1,166.5	$1,222.1
Marketable securities	17.6	20.2	29.1	444.7	431.4	416.4
Receivables from unconsolidated subsidiaries and affiliates	667.7	1,032.1	2,855.8
Trade accounts and notes receivable - net	1,051.3	876.3	537.4	4,907.1	4,134.1	3,787.5
Financing receivables - net	51.6		.7	23,803.5	25,104.1	23,030.2
Financing receivables securitized - net	124.9			4,349.1	4,158.8	4,250.4
Other receivables	885.7	1,045.6	778.6	156.4	195.5	116.2
Equipment on operating leases - net				6,619.8	6,593.7	5,825.3
Inventories	6,614.2	3,904.1	3,959.6
Property and equipment - net	5,733.0	5,017.3	4,979.3	48.2	50.4	51.1
Investments in unconsolidated subsidiaries and affiliates	5,285.8	4,812.3	4,658.6	15.5	13.8	12.2
Goodwill	3,111.8	1,033.3	809.2
Other intangible assets - net	1,659.5	218.0	95.5
Retirement benefits	580.2	538.1	133.7	16.2	16.9	19.8
Deferred income taxes	2,248.7	3,098.8	3,567.1	80.1	79.8	72.1
Other assets	1,118.2	973.9	847.0	563.1	651.4	654.5
Total Assets	$31,767.3	$30,738.4	$25,919.5	$42,301.7	$42,596.4	$39,457.8

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$858.2	$375.5	$269.7	$8,885.3	$9,659.8	$7,171.9
Short-term securitization borrowings	125.8			4,302.5	4,118.7	4,220.2
Payables to unconsolidated subsidiaries and affiliates	118.0	121.9	94.7	634.0	996.2	2,826.9
Accounts payable and accrued expenses	7,894.3	7,718.1	5,885.0	1,876.9	1,827.1	1,552.4
Deferred income taxes	491.2	115.6	87.4	551.6	857.7	763.2
Long-term borrowings	5,572.5	5,490.9	4,533.8	20,849.3	20,400.4	18,382.8
Retirement benefits and other liabilities	7,428.4	7,341.9	8,199.6	94.8	92.9	90.6
Total liabilities	22,488.4	21,163.9	19,070.2	37,194.4	37,952.8	35,008.0

Redeemable noncontrolling interest	14.0	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	9,252.6	9,557.3	6,825.1	5,107.3	4,643.6	4,449.8
Noncontrolling interests	12.3	3.2	10.2
Total stockholders’ equity	9,264.9	9,560.5	6,835.3	5,107.3	4,643.6	4,449.8
Total Liabilities and Stockholders’ Equity	$31,767.3	$30,738.4	$25,919.5	$42,301.7	$42,596.4	$39,457.8

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Three Months Ended January 28, 2018 and January 29, 2017

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2018	2017	2018	2017
Cash Flows from Operating Activities
Net income (loss)	$(534.7)	$198.4	$425.3	$114.4
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision (credit) for credit losses	.8	(.2)	1.7	6.7
Provision for depreciation and amortization	232.4	212.3	261.6	233.3
Undistributed earnings of unconsolidated subsidiaries and affiliates	(392.9)	25.1	(.8)	(.5)
Provision (credit) for deferred income taxes	786.4	(10.8)	(306.7)	22.7
Changes in assets and liabilities:
Trade receivables	295.1	102.1
Inventories	(1,099.7)	(624.6)
Accounts payable and accrued expenses	(735.7)	(618.5)	8.9	(23.9)
Accrued income taxes payable/receivable	453.1	.9	(28.0)	9.2
Retirement benefits	63.2	44.2	2.4	2.3
Other	(50.6)	(74.7)	65.9	60.5
Net cash provided by (used for) operating activities	(982.6)	(745.8)	430.3	424.7

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			5,601.4	5,132.5
Proceeds from maturities and sales of marketable securities	2.7	6.2	10.4	17.5
Proceeds from sales of equipment on operating leases			339.6	368.2
Proceeds from sales of businesses and unconsolidated affiliates, net of cash sold	49.7	113.9
Cost of receivables acquired (excluding trade and wholesale)			(4,368.5)	(3,864.2)
Acquisitions of businesses, net of cash acquired	(5,129.7)
Purchases of marketable securities			(24.3)	(21.7)
Purchases of property and equipment	(176.0)	(154.9)	(.3)	(.3)
Cost of equipment on operating leases acquired			(553.8)	(542.8)
Increase in trade and wholesale receivables			(601.9)	(213.5)
Other	57.6	(5.7)	(3.5)	(6.4)
Net cash provided by (used for) investing activities	(5,195.7)	(40.5)	399.1	869.3

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	132.9	(14.5)	(668.4)	(1,050.4)
Change in intercompany receivables/payables	388.1	316.9	(388.1)	(316.9)
Proceeds from long-term borrowings	77.8	19.2	2,184.3	1,276.6
Payments of long-term borrowings	(68.0)	(18.3)	(1,803.2)	(1,030.6)
Proceeds from issuance of common stock	143.0	263.3
Repurchases of common stock	(9.7)	(6.2)
Dividends paid	(193.0)	(188.9)	(38.2)	(140.0)
Other	(17.5)	(19.1)	(9.2)	(5.3)
Net cash provided by (used for) financing activities	453.6	352.4	(722.8)	(1,266.6)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	173.4	(38.7)	24.9	(.6)

Net Increase (Decrease) in Cash and Cash Equivalents	(5,551.3)	(472.6)	131.5	26.8
Cash and Cash Equivalents at Beginning of Period	8,168.4	3,140.5	1,166.5	1,195.3
Cash and Cash Equivalents at End of Period	$2,617.1	$2,667.9	$1,298.0	$1,222.1

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.